                                                                    Exhibit 99.1


THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THIS SUBSCRIPTION AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.


                             6% SECURED CONVERTIBLE
                    SUBORDINATED DEBENTURE PURCHASE AGREEMENT

                                  NETMED, INC.


THIS AGREEMENT is made this 12th day of August, 1997, between NETMED, INC., Amex Symbol "NMD" (the "Company"), incorporated in the State of Ohio, with its principal office at 425 Metro Place North, Suite 140, Dublin, OH 43017 and CPR
(USA) INC. (the "Purchaser"), with its principal office at 101 Hudson Street, Suite 3700, Jersey City, NJ 07302.

                  IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

                  Section 1. CERTAIN DEFINITIONS. For purposes of this
Agreement:

                  "Agreement" means this 6% Secured Convertible Subordinated Debenture Purchase Agreement including all Exhibits and Attachments hereto.

                  "Closing" means the completion of the purchase and sale of the Debentures and Warrants on the Closing Date.

                  "Closing Date" means the date of the delivery of the original Debentures and original Warrants to the Purchaser against a wire transfer of the funds to the Escrow Agent.

                  "Closing Price" shall mean the last transaction price as reported on the American Stock Exchange, Inc. ("Amex") or, in the event no transaction is reported on any day during such period, the closing bid price for the Common Stock on such day.

                  "Common Stock" means the Common Stock of the Company, no par value.



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                  "Conversion Date" means the date on which the Purchaser has telecopied the Notice of Conversion to the Company. Ninety (90) calendar days after the Closing Date, the Purchaser may convert one-half (1/2) of the Purchaser's initial investment, including any and all interest and additional interest, if any. Two hundred seventy (270) calendar days after the Closing Date, Purchaser may convert the remaining portion of its initial investment, including any and all interest and additional interest, if any. The Company can prohibit conversions into the Company's Common Stock from December 14, 1997 to February 1, 1998 (the "Blackout Period").

                  "Conversion Price" means an amount equal to the lesser of (a) a twenty (20%) percent discount to the average closing bid price as reported by the American Stock Exchange, Inc. ("Amex") or such other Exchange on which the securities are listed ("Closing Bid Price") for the three (3) business days preceding the Conversion Date (for conversions taking place after March 31, 1998 the discount shall be a twenty-five (25%) percent discount to the average Closing Bid Price for the three (3) business days preceding the Conversion
Date); or (b) one hundred ten (110%) percent of the average Closing Price for the Common Stock as reported on the Amex during the three (3) trading days ending on the day before the Closing Date; provided, however, that in the event the Conversion Price for (a) or (b) above is less than Three ($3) Dollars per share prior to March 31, 1998, the Purchaser may either convert into the Company's shares or the Pledged Shares, as defined herein, at the indicated discount for the Company's shares as per (a) or (b) above and the discount set forth in Section 7(iii) of the Pledge Agreement for the Pledged Shares.

                  "Conversion Shares" means the underlying common stock issued upon the conversion of the Convertible Debentures.

                  "Convertible Debenture" means the $3,000,000 in aggregate principal amount of Convertible Debenture of the Company convertible into common stock of the Company as hereinafter provided.

                  "Debenture" or "Debentures" means the Convertible Debenture or Convertible Debentures purchased on the Closing Date, as appropriate.

                  "Registration Effective Date" means the date upon which the registration of the Conversion Shares and Shares underlying the Warrants is approved by the SEC.

                  "Pledged Shares" means Four Hundred Seventy-Five Thousand (475,000) Shares of free trading common shares of Neuromedical Systems, Inc. (NASDAQ Symbol "NSIX") which shall be held in escrow and will be subject to a Pledge Agreement annexed hereto as Attachment II.

                  "Warrant" or "Warrants" means the Warrants purchased from the Company on the Closing Date, as appropriate.



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                  Section 2.  Authorization and Sale of Debenture.
                              ------------------------------------

                  2.1 AGREEMENT TO EXECUTE AND DELIVER THE DEBENTURE AGREEMENT AND THE DEBENTURE. The Company will borrow Two Million Two Hundred Thousand ($2,200,000) Dollars from the Purchaser in reliance upon the representations and warranties of the Purchaser contained in this Agreement. The Purchaser will lend such sum to the Company, in reliance upon the representations and warranties of the Company contained in this Agreement. Such loan shall occur on the Closing Date and shall accrue interest from the Closing Date.

                  2.2 AUTHORIZATION. Subject to the terms and conditions of this Agreement, the Company has authorized the execution and delivery of one or more Convertible Debentures in an aggregate principal amount of up to Three Million ($3,000,000) Dollars (the "Principal"), with a maturity date three (3) years after the date of issuance (the "Maturity Date"). The Company promises to pay to the Purchaser the Principal, if any remains unconverted, with interest at six (6%) percent per annum, in cash or shares of Common Stock at the Conversion Price at the discretion of the Company on the Maturity Date. Such loan shall occur on the Closing Date and shall accrue interest from the Closing Date. The form of such Debenture is annexed hereto as Exhibit A. Alternatively, at the Maturity Date the Company may, at its option, provide the Purchaser with the Common Stock of the Company at the Conversion Price, the Pledged Shares (or other shares of NSIX that the Company owns) and or immediate payment of cash at one hundred twenty-five (125%) percent of the principal, plus accrued interest, or any combination of the same.

                  2.3 WARRANTS ISSUABLE UPON CLOSING. The Purchaser shall receive a pro rata portion of warrants to purchase a total of One Hundred Thousand (100,000) Shares of the Company's Common Stock, for each Three Million (US$3,000,000) Dollars principal amount of Debentures purchased as per the terms of a separate Stock Purchase Warrant, the form of which is attached hereto as Exhibit B.

                           2.4 TIME AND PLACE OF CLOSINGS. The Closing shall be
held at the offices of Sheldon E. Goldstein, P.C., 65 Broadway, 10th Fl., New York, NY 10006 ("Escrow Agent") on the Closing Date.

                           2.5 ESCROW AGREEMENT. The parties have entered into
an Escrow Agreement annexed hereto as Attachment II.

                           2.6 PAYMENT AND DELIVERY. At or prior to the Closing,
the following shall occur:

                           (a) The Company shall deliver or cause to be
delivered to Purchaser original Debentures and Warrants, substantially in the form set forth in Exhibits A and B hereby, bearing the original signatures of an authorized officer of the Company at which time Purchaser shall remit by wire transfer the Purchase Price to the Company.



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                           (b) Wire instructions to Sheldon E. Goldstein, PC as
follows:

                               Chase Manhattan Bank, N.A.
                               ABA #021000021
                               For the Account of
                               United States Trust Company of New York
                               Account #920-1-073195
                               In Favor of Sheldon E. Goldstein, P.C. Attorney Trust Account
                               Account #59-02347

                  Section 3. GENERAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to, and covenants with, the Purchaser that the following are true and correct as of the date hereof.

                  3.1 ORGANIZATION; QUALIFICATION. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio and is in good standing under such laws. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Company.

                  3.2 CAPITALIZATION AND CONVERSION. The authorized capital stock of the Company consists of 20,000,000 Shares of Common Stock, no par value, of which 10,947,114 shares of Common Stock have been issued as of June 30, 1997, 250,000 shares of voting preferred stock, no par value, and 250,000 non-voting preferred stock, no par value, none of which are issued and outstanding. All issued and outstanding Shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the Closing Date, the Company had reserved from its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock for issuance upon conversion of the aggregate principal of the Debenture. Each such conversion shall reduce the principal amount owing on the Debenture by the amount stated in the Notice of Conversion (Exhibit C) and will be reflected in a Convertible Debenture Principal Reduction Schedule signed by an authorized officer of the Company.

                  3.3 AUTHORIZATION. The Company has all requisite corporate right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Debenture by the Company, the authorization, sale, issuance and delivery of the Conversion Shares and the performance of the Company's obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms,





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subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to the indemnification provisions set forth in Section
7.3 of this Agreement. Upon their issuance and delivery pursuant to this Agreement, the Conversion Shares will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances except for those imposed by or on behalf of the Purchaser, its creditors or agents.

                  3.4 NO CONFLICT. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Articles of Incorporation, and any amendments thereto, Regulations and any amendments thereto of the Company or any material mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets.

                  3.5 ACCURACY OF REPORTS AND INFORMATION. The Company is in compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is listed and trades on the Amex.

                  The Company has filed all material required to be filed pursuant to all reporting obligations, under either Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve (12) months immediately preceding the offer and sale of the Debenture (or for such shorter period that the Company has been required to file such material).

                  3.6 SEC FILINGS/FULL DISCLOSURE. For a period of at least twelve (12) months immediately preceding this offer and sale, or such shorter period that the Company has been required to file such Reports as defined herein, (i) none of the Company's filings with the Securities and Exchange Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Company has timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission.

                  There is no fact known to the Company (other than general economic conditions known to the public generally or conditions generally affecting the medical device industry) that has not been publicly disclosed by the Company or disclosed in writing to the Purchaser which (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or on earnings, business affairs, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform



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its obligations pursuant to this Agreement.

                  3.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except as set forth in the Reports (as hereinafter defined) or as incurred in the ordinary course of business after the date of the Reports.

                  3.8 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Debenture, or the consummation of any other transaction contemplated hereby, except the filing with the SEC of a registration statement for the purpose of registering the Common Stock underlying the Debenture.

                  3.9 INTELLECTUAL PROPERTY RIGHTS. Except as disclosed in the Form 10-K/A's, Form 10-Q's and Form 8-Ks filed by the Company for a period of at least twelve (12) months immediately preceding this offer, or such shorter period that the Company has been required to file such Reports as defined herein (the "Reports"), the Company has sufficient trademarks, trade names, patent rights, copyrights and licenses to conduct its business as presently conducted. To the Company's knowledge, except as disclosed in the Reports, neither the Company nor its products is infringing or will infringe any trademark, trade name, patent right, copyright, license, trade secret or other similar right of others currently in existence; and there is no claim being made against the Company regarding any trademark, trade name, patent, copyright, license, trade secret or other intellectual property right which could have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

                  3.10 MATERIAL CONTRACTS. Except as set forth in the Reports, the material agreements to which the Company is a party described in the Reports are valid agreements, in full force and effect, the Company is not in material breach or material default (with or without notice or lapse of time, or both) under any of such agreements, and, to the Company's knowledge, the other contracting party or parties thereto are not in material breach or material default (with or without notice or lapse of time, or both) under any of such agreements.

                  3.11 LITIGATION. Except as disclosed in the Reports, there is no action, proceeding or investigation pending, or to the Company's knowledge threatened, against the Company which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, conditions, affairs or operations of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate which will materially effect the Company.

                  3.12 TITLE TO ASSETS. Except as disclosed in the Reports, the Company has good



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and marketable title to all properties and material assets described in the
Reports as owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company.



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                  3.13 SUBSIDIARIES. Except as disclosed in the Reports and the financial statements, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity, except for Ceram Oxygen Technologies, Inc., an Ohio corporation.

                  3.14 REQUIRED GOVERNMENTAL PERMITS. The Company is in possession of and operating in material compliance with all authorizations, licenses, certificates, consents, orders and permits from state, federal and other regulatory authorities which are material to the conduct of its business, all of which are valid and in full force and effect.

                  3.15 LISTING. The Company will maintain the listing of its Common Stock on the Amex, NASDAQ or other National Securities Exchange.

                  3.16 OTHER OUTSTANDING SECURITIES. Except as disclosed in the Reports and excluding outstanding options to employees and directors, there are no other outstanding debt or equity securities presently convertible into shares of Common Stock. Except as disclosed in the Reports, the Company has no outstanding restricted shares of Common Stock, or shares of Common Stock sold under Regulation D or Regulation S under the Securities Act of 1933, as amended or outstanding, under any other exemption from registration, which are available for sale as unrestricted free trading stock.

                  3.17 LEGAL OPINION. Purchaser shall, upon the purchase of the Debentures and warrants, receive an opinion letter from counsel to the Company, and the Company represents that it will immediately obtain such an opinion from counsel to the Company to the effect that:

                           (i) The Company is duly incorporated and validly existing under the laws and jurisdiction of its incorporation. The Company and/or its subsidiaries are duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the Company and/or its subsidiaries owns or leases properties, maintains employees or conducts business, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company, and has all requisite corporate power and authority to own its properties and conducts its business.

                           (ii) There is no action, proceeding or investigation pending, or to such counsel's knowledge, threatened against the Company which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, conditions, affairs or operations of the Company.

                           (iii) The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

                           (iv) There is no action, suit, proceeding or investigation by the



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         Company currently pending or which the Company currently intends to initiate.


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                           (v) All issued and outstanding shares of Common Stock
         have been duly authorized and validly issued and are fully paid and nonassessable.

                           (vi) The Debentures which shall be issued at the closing are properly issued under the Company's state of incorporation.

                           (vii) The Purchase Agreement, the issuance of the Debentures, Warrants and the issuance of Common Stock upon conversion of the Debentures and exercise of the Warrants, have been duly approved by all required corporate action and that all such securities, upon delivery, shall be validly issued and outstanding, fully paid and nonassessable.

                           (viii) The issuance of the Debentures will not violate the applicable listing agreement between the Company and any securities exchange or market on which the Company's securities are listed.

                           (ix) Assuming the accuracy of the representations and warranties of the Company and the Purchaser set forth in the 6% Secured Convertible Subordinated Debenture Purchase Agreement, the offer, issuance and sale of the Debentures, Warrants, Conversion Shares and the Warrant Shares to be issued upon exercise to the Purchaser pursuant to the 6% Secured Convertible Subordinated Debenture Purchase Agreement are exempt from the registration requirements of the Securities Act.

                  3.18 DILUTION. The Company is aware and acknowledges that conversion of the Debentures could cause dilution to existing shareholders and could significantly increase the outstanding number of shares of Common Stock.

                  3.19 RIGHT OF FIRST REFUSAL. In the event that the Company wishes to obtain further debt or equity financing within one hundred eighty
(180) days following the Closing Date, the Purchaser shall have the right of first refusal to participate in such offerings and shall have three (3) business days to reply in writing after facsimile receipt of a term sheet outlining such transaction from the Company for facsimile response. In the event the Company does not receive a response within three (3) business days, this will be deemed a refusal by the Purchaser.

                  3.20 SECURITY. In order to secure its obligations under this Agreement and related documents, the Company has arranged to deliver the Pledged Securities as per separate Pledge Agreement annexed hereto as Attachment I.

                  Section 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser represents and warrants to, and covenants with, the Company that the following are true and correct as of the date hereof and as of the Closing Date.

                  4.1 AUTHORITY. The Purchaser has all requisite right, power and authority to



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execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Purchaser, its directors, shareholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement, and the purchase of the Debentures and Warrants as well as their respective conversion and exercise, and the performance of the Purchaser's obligations hereunder, has been taken. The Purchaser's signatory has all right, power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and will constitute the legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to the indemnification provisions set forth in Section 7.3 of this Agreement.

                  4.2 INVESTMENT EXPERIENCE. Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Purchaser is aware of the Company's business affairs and financial condition and has had access to and has acquired sufficient information about the Company, including the Reports, to reach an informed and knowledgeable decision to acquire the Debentures and Warrants. Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Debentures and Warrants. Purchaser is engaged, as a substantial part of its business, in purchasing and holding securities.

                  4.3 INVESTMENT INTENT. Without limiting its ability to resell the underlying Common Stock pursuant to an effective registration statement, Purchaser represents that it is purchasing the Debentures and Warrants for its own account as principal for investment purposes, and not with a view to a distribution. Purchaser understands that its acquisition of the Debentures and Warrants have not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein. Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchaser or otherwise acquire or take a pledge of) any of the Debentures, Warrants or the underlying Common Stock, except in compliance with the Securities Act and any applicable state securities laws, and the rules and regulations promulgated thereunder.

                  4.4 REGISTRATION OR EXEMPTION REQUIREMENTS. Purchaser further acknowledges and understands that the Debentures, Warrants or the Conversion Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available. Purchaser understands that the Debentures, Warrants and, if converted or exercised as the case may be, the Conversion Shares and Shares underlying the Warrants will be imprinted with a legend that prohibits the transfer of such securities unless (i) it is registered or such registration is not required pursuant to an exemption therefrom, and (ii) if the transfer is pursuant to an


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exemption from registration other than Rule 144 under the Securities Act and an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the transaction is so exempt.

                  4.5 NO LEGAL, TAX OR INVESTMENT ADVICE. Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Debentures and Warrants constitutes legal, tax or investment advice. Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Debentures and the Warrants.

                  4.6 PURCHASER REVIEW. Purchaser hereby represents and warrants that the Purchaser has carefully examined the Reports, and the financial statements contained therein. The Purchaser acknowledges that the Company has made available to the Purchaser all documents and information that it has requested relating to the Company and has provided answers to all of its questions concerning the Company, the Debenture and the Warrants. Nothing stated in the previous two sentences, however, shall be deemed to affect the representations and warranties of the Company contained in this Agreement.

                  4.7 CERTAIN RISKS. The Purchaser recognizes that the purchase of the Debentures, Warrants and the Conversion Shares and shares underlying the Warrants involves a high degree of risk in that:

                           (i) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Debentures, Warrants and the respective underlying securities;

                           (ii) a purchaser may not be able to liquidate its investment;

                           (iii) transferability of the Debentures, Warrants and Conversion Shares and shares underlying the Warrants is extremely limited;

                           (iv) in the event of disposition, Purchaser could sustain the loss of its entire investment;

                           (v) the Debentures represent non-voting securities, which have the right to convert into and purchase shares of voting equity securities in a corporate entity;

                           (vi) no return on investment, whether through distributions, appreciation, transferability or otherwise, and no performance by, through or of the Company, has been promised, assured, represented or warranted by the Company, or by any director, officer, employee, agent or representative thereof;

                           (vii) while the Common Stock is presently quoted and traded on the


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         Amex and while the Purchasers are beneficiaries of certain registration rights provided herein:

                           (a) the Debentures, Warrants and the Conversion Shares and the shares underlying the Warrants are not registered under applicable federal or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described below; and

                           (b) the Debentures and Warrants are not quoted, traded or listed for trading or quotation on the Amex, or any other organized market or quotation system, and there is therefore no present public or other market for such Debentures or Warrants, nor can there be any assurance that the Common Stock will continue to be quoted, traded or listed for trading or quotation on the Amex or on any other organized market or quotation system.

                  4.8 NO REGISTRATION, REVIEW OR APPROVAL. The Purchaser acknowledges and understands that the limited private offering and sale of the Debentures, Warrants and the Conversion Shares pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Act or under the securities or "blue sky" laws, rules or regulations of any state. The Purchaser acknowledges, understands and agrees that the Debentures, Warrants and the Conversion Shares are being offered and sold hereunder pursuant to (i) a private placement exemption to the registration provisions of the Act pursuant to
Section 3(b) or Section 4(2) of such Act and Regulation D promulgated under such Act, and (ii) a similar exemption to the registration provisions of applicable state securities laws.

                  4.9 NO HEDGING. Purchaser shall not, directly or indirectly, engage in any long or short sale of the stock of the Company during the three
(3) days prior to any Conversion Date.

                  4.10 RESTRICTIONS ON CONVERSION OF DEBENTURES. The Purchaser or any subsequent holder of the Debentures shall be prohibited from converting any portion of the Debentures which would result in the Purchaser or the holder being deemed a beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding Common Stock of the Company.

                  Section 5. CONDITIONS TO THE PURCHASER'S OBLIGATION TO PURCHASE. The Company understands that the Purchaser's obligation to purchase the Debentures and Warrants is conditioned upon:


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                           (a) Acceptance by Purchaser of this Debenture
Purchase Agreement for the purchase of the Debentures and Warrants, as evidenced by the execution of this Agreement by its authorized officers;

                           (b) Delivery of the original Debentures and Warrants
to Purchaser;

                           (c) Delivery of legal opinion as required by this
Agreement;

                           (d) Execution and delivery by the Company of the
Pledge Agreement, Escrow Agreement and Registration Rights Agreement, in the form of Attachments I, II and III.

                  Section 6. CONDITIONS TO COMPANY'S OBLIGATION TO SELL. Purchaser understands that the Company's obligation to sell the Debentures and Warrants is conditioned upon:

                           (a) The receipt and acceptance by the Company of this
Debenture Purchase Agreement for the Debentures and Warrants as evidenced by execution of this Debenture Purchase Agreement by any duly authorized signatory for the Purchaser; and

                           (b) Delivery to the Company of good funds
($2,200,000) as payment in full for the purchase of the Debentures and Warrants.

                           (c) Execution and delivery by the Purchaser of the
Pledge Agreement, Escrow Agreement and Registration Rights Agreement in the form of Attachments I, II and III.

                  Section 7.  Compliance with the Securities Act.
                              -----------------------------------

                  7.1 REGISTRATION RIGHTS AGREEMENT. The parties will enter into a Registration Rights Agreement, annexed hereto as Attachment III.

                  7.2 UNDERWRITER. The Company understands that the Purchaser disclaims being an "underwriter," as such term is defined under the Securities Act and the rules and regulations promulgated thereunder (an "Underwriter"), but Purchaser being deemed an Underwriter shall not relieve the Company of any obligation it has hereunder, except as may be required by law.

                  7.3 INDEMNIFICATION. Each of the Company and the Purchaser agrees to indemnify the other and to hold the other harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) which the other may sustain or incur in connection with the breach by the indemnifying party of any representation, warranty or covenant made by it in this Agreement.

                  7.4 INFORMATION AVAILABLE. So long as any registration statement is effective covering the resale of the Common Stock underlying the Debenture, the Company will furnish to

Purchaser:

                           (a) as soon as possible after available (but in the
case of the Company's Annual Report to Stockholders, within 150 days after the end of each fiscal year of the Company), one copy of (i) its Annual Report to Stockholders (which Annual report shall contain financial statements audited in accordance with generally accepted accounting principles by a national firm of certified public accountants); (ii) each of its Quarterly Reports to Stockholders, and its Quarterly Reports on Form 10-Q; and (iii) a full copy of the registration statement covering the Conversion Shares (the foregoing, in each case, including exhibits); and

                           (b) upon the reasonable request of Purchaser, such
other information that is generally available to the public.

                  7.5 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Underlying Shares to the public without registration, the Company agrees to use its best efforts to:

                           (a) make and keep public information available, as
those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date on which the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

                           (b) use its best efforts to file with the SEC in a
timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

                           (c) to furnish to Purchaser forthwith upon request a
written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing Purchaser to sell any of the Conversion Shares without registration.

                  7.6 TEMPORARY CESSATION OF OFFERS AND SALES BY PURCHASER. The Purchaser acknowledges that there may occasionally be times when the Company may be required to suspend the use of the prospectus forming part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Commission, until the prospectus is supplemented or amended to comply with the Securities Act, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Exchange Act. The Company agrees to file any necessary amendments, supplements and reports as soon as practicable under the circumstances. Purchaser hereby covenants that it will not sell any Common Stock pursuant to said prospectus during a period of not more than twenty (20) days commencing at the time at which the Company gives the Purchaser notice of the suspension of the use of said prospectus and ending at the time the Company gives the Purchaser notice that the Purchaser may thereafter effect sales pursuant to said prospectus, as the same may have been supplemented or amended.

                  7.7 TRANSFER OF COMMON STOCK AFTER REGISTRATION. Purchaser hereby covenants with the Company not to make any sale of the Common Stock except either (i) in accordance with the Registration Statement, in which case Purchaser covenants to comply with the requirement of delivering a current prospectus, or (ii) in accordance with Rule 144, in which case Purchaser covenants to comply with Rule 144.

                  7.8 TERMINATION OF OBLIGATIONS. The obligations of the Company pursuant to the Registration Rights Agreement shall cease and terminate upon the earlier to occur of (i) such time as all of the Conversion Shares have been re-sold, or (ii) such time as all of the Conversion Shares may be re-sold in any three-month period pursuant to Rule 144 under the Securities Act.

                  7.9 LEGEND. The certificate or certificates representing the Debentures, Warrants and, upon conversion, the Conversion Shares shall be subject to a legend restricting transfer under the Securities Act of 1933, such legend to be substantially as follows:

                  "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT WHICH, EXCEPT IN THE CASE OF AN EXEMPTION UNDER SAID ACT, IS CONFIRMED IN A LEGAL OPINION SATISFACTORY TO THE COMPANY."

Such securities shall also include any legends required by any applicable state securities laws.

                  With respect to the Conversion Shares and the shares underlying the Warrants, the legend(s) shall be removed and the Company shall issue a replacement certificate without such legend to the holder of such certificate if such holder provides to the Company an opinion of counsel reasonably acceptable to the Company, to the effect that a public sale, transfer or assignment of such stock may be made without registration.

                  7.10     Mandatory Conversion/Mandatory Redemption.
                           ------------------------------------------

                  (a) The Company has the right to require the Purchaser to convert the Debentures, pursuant to this Agreement, in the event the average of the Closing Price of the shares for a consecutive two week period remain one hundred fifty (150%) percent above the average Closing Price for the three (3) days prior to the Closing Date and the average trading volume for thirty (30) trading days prior to the date of notice from the Company to convert its shares pursuant to this section averages thirty-five thousand (35,000) shares per day, outside of volume created by Purchaser's sales, if any, of the Conversion Shares.

                  (b) The Company has the right to redeem the Debentures, in whole or in part, in cash upon payment of the outstanding principal amount of the Debentures, plus the premium based on the Conversion Price and accrued interest. Upon notice of its right to redeem the Debenture the Company shall immediately wire transfer the appropriate amount of funds into an escrow account mutually agreed upon by both Company and Purchaser. If after three (3) business days from the date the notice of redemption is received by the Purchaser the funds have not been received by the escrow agent, then the Purchaser shall again have the right to convert the Debenture and the Company shall have the right to redeem the Debenture but only upon simultaneously sending a notice of redemption to the Purchaser and wire transferring the appropriate amount of funds to the Escrow Agent. Such notice of redemption shall not be applicable to Debentures for which the Company has received a Notice of Conversion.

                  Section 8. LEGAL FEES AND EXPENSES. The Company shall pay all fees as per Section 1.4 of the Escrow Agreement (Attachment II).

                  Section 9. NOTICE OF CONVERSION. Conversion of the Debenture to Common Stock may be exercised in whole or in part by Purchasers telecopying an executed and completed Notice of Conversion (in the form annexed hereto as Exhibit C) to the Company and delivering the original Notice of Conversion and the certificate representing the Debenture to the Company by express courier within three (3) business days of exercise. Each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Company shall notify the transfer agent to transmit the certificates representing the Common Stock issuable upon conversion of all or any part of the Debenture (together with the certificates representing portions of the Debenture not so converted) to the Purchaser or a custodian designated by Purchaser via express courier or electronic transfer within five (5) business days after the Company has received the original Notice of Conversion and Debenture certificate being so converted. In addition to any other remedies which may be available to the Purchaser, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock within such five (5) business day period, the Purchaser will have the option to revoke the relevant Notice of Conversion by delivering by telecopier with an original by overnight courier a notice to such effect to the Company whereupon the Company and the Purchaser shall each be restored to their respective positions immediately prior to the delivery of the Notice of Conversion, upon receipt of such Notice, the Company shall return by overnight courier the original certificate representing the Debenture, or Purchaser can elect to deem the Notice of Conversion sent an effective notice from the telecopying date. The Notice of Conversion and certificate representing the portion of the Debenture converted shall be delivered as follows:

                           To the Company:

                           NetMed, Inc.
                           425 Metro Place North, Suite 140
                           Dublin, OH  43017
                           Attn:  Kenneth Leachman and Bill Kelly, Esq.
                           (tele) (614) 793-9356
                           (fax)  (614) 793-9376

or to such other person at such other place as the Company shall designate to the Purchaser in writing.

                  In the event that the Common Stock issuable upon conversion of the Debenture is not delivered within five (5) business days of receipt by the Company of a valid Conversion Notice and the Debenture to be converted, through the fault of the Company (such date of receipt referred to as the "Conversion Date"), Purchaser may draw down on the Pledged Shares or in the event the Pledged Shares have been depleted, the Company shall pay to the Purchaser, by wire transfer, as non-cumulative additional interest for such failure and not as a penalty, for each $100,000 of Debenture sought to be converted, $500 for each of the first ten (10) days, and $1,000 per day thereafter that the Conversion Shares are not delivered, which non-cumulative additional interest shall run from the sixth business day after the Conversion Date.

                  Section 10. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first class registered or certified airmail, postage prepaid, and shall be deemed given when so mailed:

                           (a)      if to the Company, to

                                    NetMed, Inc.
                                    425 Metro Place North, Suite 140
                                    Dublin, OH  43017
                                    Attn:  Kenneth Leachman and Bill Kelly, Esq.
                                    (tele) (614) 793-9356
                                    (fax)  (614) 793-9376

or to such other person at such other place as the Company shall designate to the Purchaser in writing;

                           (b)      if to the Purchaser, to

                                    CPR (USA) Inc.
                                    101 Hudson Street, Suite 3700
                                    Jersey City, NJ  07302
                                    (tele) (201) 200-9115
                                    (fax)  (201) 200-1140
                                    copy to:

                                    Sheldon E. Goldstein, P.C.
                                    65 Broadway, 10th Fl.
                                    New York, NY  10006
                                    (tele)  (212) 809-4220
                                    (fax)   (212) 809-4228

or at such other address or addresses as may have been furnished to the Company in writing; or

                           (c) if to any transferee or transferees of a
Purchaser, at such address or addresses as shall have been furnished to the Company at the time of the transfer or transfers, or at such other address or addresses as may have been furnished by such transferee or transferees to the Company in writing.

                  Section 11.  Miscellaneous.
                               -------------
                  11.1 ENTIRE AGREEMENT. This Agreement, including all Exhibits and Attachments embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement or any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

                  11.2 AMENDMENTS. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and by Purchaser.

                  11.3 HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

                  11.4 SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  11.5 GOVERNING LAW/JURISDICTION. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Ohio, except for matters arising under the 1933 Act, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal district court for the Southern District of Ohio in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON CONVENIENS, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if either party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

                  11.6 RECOVERY OF ATTORNEY'S FEES. Should any party bring an action to enforce the terms of this Agreement then, if Purchaser prevails in such action it should be entitled to recovery of its attorney's fees from the Company, and if the Company prevails in such action it shall be entitled to recovery of its attorney's fees from the Purchasers.

                  11.7 FEES. The Company acknowledges that Purchaser shall have no responsibility for the payment of any of its fees in connection with this offering.

                  11.8 COUNTERPARTS/FACSIMILE. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

                  11.9 PUBLICITY. Neither the Purchaser nor the Company shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other, except as may be required by applicable law or regulation.

                  11.10 SURVIVAL. The representations and warranties in this Agreement shall survive Closing.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives the day and year first above written.

                                  NETMED, INC.



                                  By  /s/David J. Richards
                                      -----------------------------------------
                                       David J. Richards, President

                                  CPR (USA) INC.

                                  By  /s/George T. Hartigan
                                     -------------------------------------------
                                     Chief Operations Officer